U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 18, 2005

SULPHCO, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-27599	88-0224817
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

850 Spice Islands Drive, Sparks, NV 89431
(Address of principal executive offices)

(775)-829-1310
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.    Changes in Registrant’s Certifying Accountant.

On July 18, 2005, Mark Bailey & Company, Ltd. resigned as SulphCo, Inc.’s (the "Company") principal auditor, effective as of such date. On July 18, 2005, the Company appointed Marc Lumer & Company as the principal auditor of the Company, effective as of such date. The resignation of Mark Bailey & Company, Ltd. was accepted and the appointment of Marc Lumer & Company was approved by the Company’s Audit Committee.

Due to Mark Bailey & Company, Ltd.’s familiarity with the accounting controls, procedures, and systems, the Company expects to use Mark Bailey & Company, Ltd. in a consulting capacity on various internal control, tax, regulatory reporting, and other accounting matters.

The reports of Mark Bailey & Company, Ltd. on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The Company has authorized Mark Bailey & Company, Ltd. to respond fully to questions of its successor independent auditors.

There were no disagreements with Mark Bailey & Company, Ltd. for the past two fiscal years and the subsequent interim periods through the date of dismissal, on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which if not resolved to the satisfaction of Mark Bailey & Company, Ltd., would have caused Mark Bailey & Company, Ltd. to make reference to the matter in their report.

The Company has requested Mark Bailey & Company, Ltd. to furnish it a letter addressed to the SEC stating whether it agrees with the above statements. A copy of that letter, dated July 18, 2005, is filed as Exhibit 16.1 to this Report.

Item 9.01.    Exhibits

16.1      Letter of Mark Bailey & Company, Ltd. dated July 18, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SULPHCO, INC. (Registrant)

Date: July 18, 2005	/s/ Alan L. Austin, Jr.

Alan L. Austin, Jr. Vice President of Finance and Chief Financial Officer

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